EXHIBIT 21.1
SUBSIDIARIES OF NEOGENOMICS, INC.

NeoGenomics Laboratories, Inc., a Florida corporation
Clarient, Inc., a Delaware corporation
Clarient Diagnostic Services, Inc., a Delaware corporation
NeoGenomics Bioinformatics, Inc., a Florida corporation
NeoGenomics Europe, SA, a Swiss société anonyme
NeoGenomics Singapore, Pte. Ltd, a Singapore private limited company
Genesis Acquisition Holdings Corp., a Delaware corporation
Genoptix, Inc., a Delaware corporation
Minuet Diagnostics, Inc., a Delaware corporation
Cynogen, Inc., a Delaware corporation